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                                                                    EXHIBIT 99.1
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AT THE COMPANY
---------------
Thomas G. Smith
Executive Vice President,
Chief Financial Officer
216-621-6060


Thomas T. Kmiecik
Assistant Treasurer
216-621-6060

FOR IMMEDIATE RELEASE

FOREST CITY COMPLETES
$300 MILLION SENIOR NOTE OFFERING

CLEVELAND - MAY 14, 2003 - FOREST CITY ENTERPRISES, INC. (NYSE: FCEA AND FCEB) today announced that it has agreed to sell $300 million of 7.625% Senior Notes due 2015 in a public offering, which is expected to close May 19, 2003.

The Company expects to use the net proceeds from the offering to redeem all of the Company's outstanding $200 million 8.5% Senior Notes due 2008, and repay recourse debt outstanding under the company's $250 million revolving credit facility. The remainder of the proceeds will be used for general working capital purposes, including the financing of ongoing development, acquisition and construction activities of the Company.

The underwriters of this offering are Goldman, Sachs & Co., Merrill Lynch & Co., McDonald Investments Inc., NatCity Investments, Inc., ABN AMRO Incorporated, Bank of New York, Comerica Securities, Credit Lyonnais Securities, Fleet Securities, Inc. and U.S. Bancorp Piper Jaffray. A copy of the final prospectus may be obtained from the Prospectus Department at Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, or by calling (212) 902-1171.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forest City Enterprises, Inc. is a $5 billion NYSE-listed real estate company headquartered in Cleveland, Ohio. The Company is principally engaged in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. The Company's portfolio includes interests in retail centers, apartment communities, office buildings and hotels in 21 states and the District of Columbia.

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